Exhibit 99.2

GREAT SOUTHERN BANCORP, INC.

2022 OMNIBUS INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

ISO NO. «Grant_Number»

This option, intended to qualify as an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended, is granted as of «Grant_Date» by Great Southern Bancorp, Inc. (the “Company”) to «Full_Name» (the “Optionee”), in accordance with the following terms and conditions:

1. Option Grant and Exercise Period.  The Company hereby grants to the Optionee an Option (the “Option”) to purchase, pursuant to the Great Southern Bancorp, Inc. 2022 Omnibus Incentive Plan (as the same may from time to time be amended, the “Plan”), and upon the terms and conditions therein and hereinafter set forth, an aggregate of «Shares» shares (the “Option Shares”) of the Common Stock, par value $.01 per share (“Common Stock”), of the Company at the price (the “Exercise Price”) of $«Grant_Price» per share.  A copy of the Plan, as currently in effect, is incorporated herein by reference, and either is attached hereto or has been delivered previously to the Optionee. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Plan.

Except as set forth in Section 5 below or Section 8 below, this Option shall be exercisable only during the period (the “Exercise Period”) commencing on the date and to the extent it becomes vested as set forth below and ending at 5:00 p.m., Central time, on «Expiration_Date», such later time and date being hereinafter referred to as the “Expiration Date.”  Subject to Sections 5 and 8 below, this Option shall vest and become exercisable according to the following schedule:

Vesting Date	Number of Shares Vesting

«Vest_Date1»	«Vest1»
«Vest_Date2»	«Vest2»
«Vest_Date3»	«Vest3»
«Vest_Date4»	«Vest4»

During the Exercise Period, to the extent vested, this Option shall be exercisable in whole at any time or in part from time to time subject to the provisions of this Agreement.  In the event this Option or any portion thereof fails to qualify as an Incentive Stock Option for any reason whatsoever, this Option or such portion thereof shall automatically be deemed a Non-Qualified Stock Option.  For example, to the extent that this Option or any portion thereof becomes or remains exercisable after the expiration of three months following the Optionee’s termination of employment (other than by reason of death or Disability), this Option shall no longer qualify as an Incentive Stock Option but shall deem to be a Non-Qualified Stock Option for tax purposes.

2. Method of Exercise of This Option.  This Option may be exercised during the Exercise Period by providing written notice to the Plan administrator of the Company specifying the number of Option Shares to be purchased; provided however, that the minimum number of Option Shares which may be purchased at any time shall be 100, or, if less, the total number of Option Shares relating to this Option which remain un-purchased.  The date of exercise is the date on which such notice is received by the Company.  Such notice must be accompanied by payment in full of the aggregate Exercise Price for the Option Shares to be purchased upon such exercise.  Payment shall be made (i) in cash or its equivalent (including cash or its equivalent paid through a broker-assisted exercise program), (ii) by tendering previously acquired shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the aggregate Exercise Price, (iii) by net exercise (a cashless exercise whereby the Company will reduce the number of Option Shares issuable upon exercise by the number of Shares having a Fair Market Value equal to the aggregate Exercise Price for the Option Shares to be purchased upon exercise), or (iv) by a combination of (i), (ii) and (iii).  Promptly after such payment, subject to Section 3 below, the Company shall issue and deliver to the Optionee (or other person exercising this Option if the Option was transferred in accordance with Section 6.11 of the Plan and Section 4 below) a certificate or certificates representing the shares of Common Stock so purchased, registered in the name of the Optionee (or such other person), or, upon request, in the name of the Optionee (or such other person) and in the name of another jointly with right of survivorship. In lieu of issuing a certificate or certificates representing the shares of Common Stock so purchased, the Company may cause such shares to be credited to a book entry account maintained by the Company (or its transfer agent or other designee) for the benefit of the Optionee or other person exercising this Option, including any joint owner as provided in the immediately preceding sentence.

3. Delivery and Registration of Shares of Common Stock.  The Company’s obligation to deliver shares of Common Stock hereunder shall, if the Committee so requests, be conditioned upon the receipt of a representation as to the investment intention of the Optionee or any other person to whom such shares are to be delivered pursuant to Section 6.8(a) of the Plan in the event of the death of the Optionee, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended (the “Securities Act”), or any other federal, state or local securities law or regulation.  In requesting any such representation, it may be provided that such representation requirement shall become inoperative upon a registration of such shares or other action eliminating the necessity of such representation under the Securities Act or other securities law or regulation.  The Company shall not be required to deliver any shares upon exercise of this Option prior to (i) the admission of such shares to listing on any stock exchange or system on which the shares of Common Stock may then be listed, and (ii) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

4. Non-transferability of This Option.  This Option may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated except (i) in the event of the death of the Optionee, to the person designated as the Optionee’s Beneficiary or, if no Beneficiary has been properly designated by the Optionee, by will or by the laws of descent and distribution, or (ii) as otherwise provided with respect to ISOs in Section 6.11 of the Plan.  Unless transferred as permitted hereby, this Option is exercisable during the Optionee’s lifetime only by the Optionee.  The provisions of this Option shall be binding upon, inure to the benefit of and be enforceable by the parties hereto, the successors and assigns of the Company and any person to whom this Option is transferred as permitted hereby.

5. Termination of Employment or Service.  Except as otherwise provided in this Section 5, if the Optionee voluntarily terminates employment or service as a Director or the Optionee’s employment is involuntarily terminated without Cause (including voluntary termination under circumstances constituting an involuntary termination or a resignation for good reason under an employment, severance or other agreement applicable to Optionee), then the Optionee shall have three months after such termination of employment or service to exercise this Option to the extent it is otherwise exercisable on the date of employment or service termination, but in no event later than the Expiration Date. If the Optionee is terminated for Cause, all rights under this Option shall expire immediately upon the giving to the Optionee of notice of such termination. The Optionee acknowledges that if this Option is not exercised within three months following a termination of employment, then the Option will no longer qualify as an Incentive Stock Option. For purposes of clarification, if and so long as the Optionee is a Director following termination of employment as an Employee, this Option shall continue to vest and become exercisable, and shall remain exercisable, in accordance with its terms.

Nothing herein is intended to diminish the rights of the Optionee under the Plan if the Optionee’s employment or service is terminated due to death or Disability.

In accordance with Section 8 below, the foregoing provisions of this Section 5 shall apply following a Change in Control to this Option or, if applicable, the Replacement Award (as defined in Section 8) which continues in effect after the Change in Control, provided, that if the Optionee’s employment or service terminates upon or after a Change in Control under circumstances constituting involuntary termination without Cause (as described above), then this Option, or, if applicable, the  Replacement Award, shall become immediately exercisable (to the extent not already exercisable) and shall remain exercisable for a period of three months after such termination of employment or service, but in no event later than the Expiration Date.

6. Regulatory, Recoupment and Holding Period Requirements. The Optionee acknowledges and agrees that this Option and the Optionee’s receipt of any Shares hereunder is subject to possible reduction, cancellation, forfeiture, recoupment (clawback), delayed or deferred payment or holding period requirements, (a) upon the occurrence of events set forth in Section 17.3 of the Plan, or (b) pursuant to policies which the Company has or may adopt in furtherance of any Regulatory Requirements (including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act) or otherwise.

ISO - 2

7. Adjustments for Changes in Capitalization of the Company.  In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company), such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction, such adjustment shall be made in the number and class of shares covered by this Option and the Exercise Price of this Option as shall be determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights; and provided that the number of shares subject to this Option shall always be a whole number.

8. Effect of Change in Control.  A Change in Control shall not, by itself, result in acceleration of the vesting and exercisability of the Option, except as provided in this Section 8.

Upon a Change in Control prior to the scheduled vesting date, except to the extent that another Award meeting the requirements of this Section 8 (a “Replacement Award”) is provided to the Optionee to replace this Option (the “Replaced Award”), this Option shall vest and be exercisable in full on the effective date of such Change in Control.

An Award shall meet the conditions of this Section 8 (and thereby qualify as a Replacement Award) if the following conditions are met:

(a) The Replacement Award has a value at least equal to the value of the Replaced Award;

(b) The Replacement Award relates to publicly traded equity securities of the Company or its successor following the Change the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control;

(c) The Replacement Award meets the requirements of Section 12.4 of the Plan; and

(d) The other terms and conditions of the Replacement Award are not less favorable to the Optionee than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control and the provisions of Section 5 of this Agreement and Section 12.4 of the Plan).

Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of a Replaced Award if the requirements of the preceding sentence are satisfied.  The determination of whether the conditions of this Section 8 are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

9. Stockholder Rights Not Granted by This Option.  The Optionee is not entitled by virtue hereof to any rights of a stockholder of the Company or to notice of meetings of stockholders or to notice of any other proceedings of the Company.

10. Withholding Tax.  The Company shall have the power and the right to deduct or withhold from shares of Common Stock issuable upon exercise of the Option, shares with a Fair Market Value equal to the amount sufficient to satisfy any applicable income, employment or other taxes required by law to be withheld, unless the Optionee has made arrangements acceptable to the Company for the payment of such taxes.

11. Notices.  All notices hereunder to the Company shall be delivered or mailed to it addressed to the Secretary of Great Southern Bancorp, Inc., 218 South Glenstone Avenue, Springfield, Missouri 65802. Any notices hereunder to the Optionee shall be delivered personally or mailed to the Optionee’s address noted below.  Such addresses for the service of notices may be changed at any time provided written notice of the change is furnished in advance to the Company or to the Optionee, as the case may be.

ISO - 3

12. Plan and Plan Interpretations as Controlling.  This Option and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling.  All determinations and interpretations of the Committee shall be binding and conclusive upon the Optionee or his legal representatives with regard to any question arising hereunder or under the Plan.

13. Optionee Service.  Nothing in this Option shall limit the right of the Company or any of its affiliates to terminate the Optionee’s service as an officer or employee, or otherwise impose upon the Company or any of its affiliates any obligation to employ or accept the services of the Optionee.

14. Optionee Acceptance.  The Optionee shall signify his acceptance of the terms and conditions of this Option by signing in the space provided below and returning a signed copy hereof to the Company at the address set forth in Section 11 above. To the extent the terms of any employment, severance or other agreement to which the Optionee is a party with the Company or any Subsidiary that is then in effect provide for any rights that conflict with or are otherwise contrary to the terms contained in this Agreement, including the vesting or exercise rights contained in Sections 5 and 8, the terms of this Agreement shall control.

15. Electronic Signature.  All references to signatures and delivery of documents in this Option may be satisfied by procedures the Company has established or may establish from time to time for an electronic system for execution and delivery of any such documents, including this Option.  The Optionee’s electronic signature, including, without limitation, “click-through” acceptance of this Option through a website maintained by or on behalf of the Company, is the same as, and shall have the same force and effect as, the Optionee’s manual signature.  Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services relating to this Option.

16. Notice of Sale.  The Optionee or any person to whom this Option or the Option Shares shall have been transferred by will or by the laws of descent and distribution promptly shall give notice to the Company in the event of the sale or other disposition of Option Shares within the later of (a) two years from the date of grant of this Option or (b) one year from the date of exercise of this Option.  Such notice shall specify the number of Option Shares sold or otherwise disposed of and be directed to the address set forth in Section 11 above.

17. Non-Disclosure of Confidential Information and Non-Solicitation. Information concerning any customer of the Company (including its Subsidiaries and affiliates, “Great Southern”) or the business matters of Great Southern, to the extent learned or obtained as a result of employment or service with Great Southern and which has not been disclosed to the public, is privileged, private and confidential (“Confidential Information”). The Optionee agrees to protect all Confidential Information and not disclose it to any unauthorized persons, either during or after employment or service. Furthermore, the Optionee understands that any password and/or security code issued to allow access to designated areas of Great Southern, including any computer system(s), is also to be treated as Confidential Information and must not be disclosed to any unauthorized persons, either during or after employment or service. The Optionee understands that disregard of this Agreement would damage Great Southern, may result in disciplinary action up to and including termination of employment or service, and may also be a violation of state and/or federal law or regulation.

If the Optionee is requested or required (including but not limited to by oral questions, interrogatories, requests for information or documents in connection with a legal proceeding, subpoena, civil investigative demand or other similar process) to disclose any Confidential Information, the Optionee shall provide the Company with prompt written notice of any such request or requirement so that the Company and/or a Subsidiary of the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 17. If, in the absence of a protective order or other remedy or the receipt of a waiver from the Company, the Optionee is nonetheless legally compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Optionee may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which is legally required to be disclosed, provided that the Optionee exercises best efforts to preserve the confidentiality of the Confidential Information, including without limitation by cooperating with the Company and/or a Subsidiary of the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal. Notwithstanding anything to the contrary herein, the parties hereto agree that nothing contained in this Agreement limits the Optionee’s ability to report information to or file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other federal, state or local governmental agency or commission that has jurisdiction over the Company or any Subsidiary of the Company (the “Government Agencies”). The Optionee further understands that this Agreement does not limit the Optionee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company and/or any Subsidiary of the Company. This Agreement does not limit the Optionee’s right to receive an award for information provided to any Government Agencies. In addition, pursuant to the Defend Trade Secrets Act of 2016, the Optionee understands that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney of the individual and use the trade secret information in the court proceeding if the individual (y) files any document containing the trade secret under seal; and (z) does not disclose the trade secret, except pursuant to court order.

ISO - 4

The Optionee agrees that, upon leaving employment or service with Great Southern, for whatever reason, whether voluntary or involuntary, the Optionee will not keep or take any Confidential Information. The Optionee also agrees that, for a period of three (3) years from the date of such termination of employment or service, the Optionee will not solicit or service, either directly or indirectly, any Great Southern customer where information about the customer was obtained through employment or service with Great Southern. The Optionee further agrees that, for a period of one (1) year from the date of such termination of employment or service, the Optionee will not solicit, recruit, hire or otherwise interfere with the employment of any employee of Great Southern.

Should the Optionee breach this Agreement either during or after employment or service, the Company shall be entitled to obtain injunctive relief, and also to recover from the Optionee any damages caused by such breach, and all costs associated with enforcement of this Agreement, including, but not limited to, reasonable attorneys’ fees and expenses.

IN WITNESS WHEREOF, the parties hereto have caused this INCENTIVE STOCK OPTION AGREEMENT to be executed as of the date first above written.

GREAT SOUTHERN BANCORP, INC.

Joseph W. Turner, President and Chief Executive Officer

ACCEPTED:

«Full_Name»

(Street Address)

(City, State, and Zip Code)

ISO - 5